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                                                                   EXHIBIT 24(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement of General DataComm Industries, Inc. and Subsidiaries on Form S-3 (File No. 333-20569) of our report, which includes an explanatory paragraph for certain accounting changes, dated October 2l, 1996 on our audits of the consolidated financial statements and financial statement schedule of General DataComm Industries, Inc. and Subsidiaries as of September 30, 1996 and 1995 for the years ended September 30, 1996, 1995 and 1994, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


                                          Coopers & Lybrand L.L.P.

Stamford, Connecticut

March 20, 1997